                                                                    Exhibit 11.1

Earnings per share is based on the fully diluted weighted average number of common and common equivalent shares outstanding during the period. Pursuant to rules of the Securities and Exchange Commission, all common and common equivalent shares issued and options, warrants and other rights to acquire shares of common stock at a price less than the initial public offering price granted by the Company during the 12 months preceding the offering date (using the treasury stock method until shares are issued) have been included in the computation of common and common equivalent shares outstanding for all periods prior to the initial public offering.

                              E*TRADE GROUP, INC.

                STATEMENT RE: COMPUTATION OF PER-SHARE EARNINGS

(in thousands, except per share amounts)
                                           YEARS ENDED             NINE MONTHS ENDED
                                           SEPTEMBER 30,                JUNE 30,
                                  ---------------------------------------------------
                                    1994      1995      1996         1996      1997
                                  --------  --------  --------     --------  --------
                                                                      (Unaudited)
Weighted average shares
 outstanding....................    15,226    15,741    18,344       15,530    30,249
Common stock equivalents--
  stock options.................                                                4,470
Securities issued after June 7,
 1996, in accordance with Staff
 Accounting Bulletin 83:
  Series A convertible
   preferred....................     4,825     4,825     5,244        6,000       --
  Series B convertible
   preferred....................       950       950     1,066          949       --
  Stock options.................     5,185     4,965     3,910        5,998       --
                                  --------  --------  --------     --------  --------
Shares used to compute per
 share data.....................    26,186    26,481    28,564       28,477    34,719
                                  ========  ========  ========     ========  ========
Net income (loss)...............  $    785  $  2,581  $   (828)    $ (1,334) $  8,382
                                  ========  ========  ========     ========  ========
Net income (loss) per share.....  $   0.03  $   0.10  $  (0.03)    $  (0.05) $   0.24
                                  ========  ========  ========     ========  ========